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PSYCHIATRIC SOLUTIONS, INC.

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UNIVERSAL HEALTH SERVICES, INC.

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On May 17, 2010 Universal Health Services, Inc. hosted a call with investors to discuss the announced transaction with Psychiatric Solutions, Inc.  A copy of a transcript of that call is below.

The following transcript may be deemed to be solicitation material in respect of the proposed acquisition of Psychiatric Solutions by Universal Health Services.  In connection with the proposed acquisition, Universal Health Services and Psychiatric Solutions intend to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

INVESTORS AND SECURITY HOLDERS OF UNIVERSAL HEALTH SERVICES AND PSYCHIATRIC SOLUTIONS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PSYCHIATRIC SOLUTIONS’ PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.

Investors and security holders will be able to obtain all such documents, when they become available, free of charge through the website maintained by the SEC at www.sec.gov, or by directing a request to Investor Relations, Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406 (610-768-3300).  Such documents are not currently available.

Universal Health Services and certain of its directors and executive officers and other persons, and Psychiatric Solutions and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Psychiatric Solutions common stock in respect of the proposed acquisition.  Information regarding such persons and a description of their interests in the transaction will be contained in the proxy statement when it is filed.

FINAL TRANSCRIPT
Thomson StreetEvents
UHS - Universal Health Services to Acquire Psychiatric Solutions - Conference Call Event Date/Time: May. 17. 2010 / 2:00PM GMT

CORPORATE PARTICIPANTS

Alan Miller
Universal Health Services, Inc. - Chairman & CEO

Steve Filton
Universal Health Services, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Tom Gallucci
Lazard Capital Markets - Analyst

Sachin Shah
- Analyst

Brendan Strong
Barclays Capital - Analyst

Christine Arnold
Cowen & Co. - Analyst

Whit Mayo
Robert W. Baird - Analyst

Gary Lieberman
Wells Fargo - Analyst

John Ransom
Raymond James - Analyst

Stacy Berling
- Analyst

Judy Delgado
- Analyst

Lee Remaldo
- Analyst

Shelly Gnall
Goldman Sachs - Analyst

Bill Cavaliere
- Analyst

Jay Camini
- Analyst

John Rex
JPMorgan - Analyst

David Larson
- Analyst

PRESENTATION Operator

Good morning and welcome to Universal Health’s conference call. At this time all participants are in a listen-only mode. There will be a question-and-answer session following the prepared remarks.

On today’s call are Alan Miller, Chief Executive Officer, and Steve Filton, Senior Vice President and Chief Financial Officer. The slide presentation the Company is using today and the press release issued this morning are available on Universal Health’s website in the Investor Relations section. A replay of this call will also be available on the Universal Health website later today.

This presentation may contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as expects, anticipates, intends, plans, believes, seeks, estimates, will, or words of similar meaning and include but are not limited to statements about the expected future businesses of Universal Health Services Inc. and Psychiatric Solutions Inc. resulting from and following the proposed acquisition.

These statements are based on the current expectations of UHS and PSI and are inherently subject to uncertainties and changes in circumstances. Please take a moment to review the legends on slide two of the accompanying presentation.

Now I would like to introduce Universal Health’s CEO, Alan Miller. Mr. Miller?

Alan Miller - Universal Health Services, Inc. - Chairman & CEO

Good morning, everyone. Thank you for joining us on short notice. As you can imagine it has been a busy couple of weeks for us and we are pleased to be here today to talk about what we believe is a truly compelling transaction. Universal Health’s acquisition of Psychiatric Solutions.

As many of you are aware UHS and PSI are the nation’s [largest] operators of freestanding psychiatric inpatient facilities and this is a truly unique opportunity to combine forces to transform our behavioral business into the premier franchise in the industry. Opportunities like this don’t come along very often and our ability to put this deal together is a validation of our disciplined strategy of maintaining very modest leverage ratios so we have the resources and capacity to move decisively when a portfolio of assets like this became available.

We know these facilities well and these are very attractive assets. The fit with our business is outstanding and there is a lot of upside once we close the transaction and bring them under our umbrella. I want to stress, however, that despite our significant investment in the behavioral sector we remain fully committed to our acute care business.

We have a very strong acute care organization comprised of an excellent portfolio of assets and management, and our enthusiasm for this business has not diminished. In short, we will now have a terrific acute care portfolio complemented by the leading behavioral healthcare business bar none.

With that introduction I would like to turn the call over to Steve Filton, our CFO, to walk you through the details on the transaction.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Thank you, Alan. Before I dive further into the significant strategic benefits of this combination let me first take a minute to provide a high-level overview of the transaction. As you likely saw in our announcement we are purchasing PSI for a price of $33.75 per share in cash or approximately $2 billion. Including the assumption of approximately $1.1 billion in PSI net debt the total transaction consideration is approximately $3.1 billion.

We expect to realize $35 million to $45 million in annual cost synergies with the majority of these savings coming in years one and two. We expect the transaction to be significantly accretive to UHS’s earnings per share driven by the achievement of significant synergies and attractive financing terms.

To finance the transaction and refinance certain components of our outstanding debt we have $4.15 billion in committed debt financing from JPMorgan and Deutsche Bank. And from a process standpoint we expect to complete the transaction in the fourth quarter of 2010 subject to regulatory approvals and approval by PSI’s shareholders.

From a strategic perspective we believe this is a truly transformative transaction for UHS. With the addition of PSI UHS will strengthen its position as a premier facilities-based healthcare provider. The transaction will substantially increase our scale and reach with pro forma 2009 revenue of more than $7 billion and over 221 healthcare facilities across 37 states.

In addition, the transaction will diminish our geographic concentration risk effectively smoothing our concentration in certain areas. As you know over the past several years we have taken a number of substantial steps to grow the behavioral healthcare segment of our business both through capacity expansion and other strategic acquisitions. However, the acquisition of PSI is a real game-changing event for us in this space.

Despite a much bigger presence in this area with the addition of PSI our company’s overall position will still represent only a small percent of the overall capacity in this industry. And with such a strong platform in behavioral healthcare we believe we will be extremely well-positioned to capitalize on growth opportunities in the years ahead.

I touched upon some of the key highlights of the transaction a moment ago but I think it’s worth reiterating that this is a very financially attractive transaction. In addition to significant earnings accretion including the cost synergies, we also believe there is a real opportunity to apply our managerial and operational expertise to improve PSI’s operating margins which have has historically been 200 to 250 basis points lower than ours.

From a capital perspective UHS has long enjoyed one of the strongest balance sheets in the industry. As Alan mentioned, it is precisely this strong capital position that enabled us to pursue this very compelling acquisition. The acquisition of PSI undoubtedly presented a unique opportunity for our company enabling us to create a true leader in behavioral healthcare. It is both a strategically and financially compelling transaction, and one that we are confident will deliver increased value to our shareholders.

One of the reasons why we are so excited about this transaction is that we are making a bigger push into a highly attractive industry. To give you a sense of scope the inpatient behavioral segment represents an approximately $20 billion segment with an estimated 73 million people in the US having diagnosable mental illnesses. In fact, four of the 10 leading causes of disability in the United States are mental illnesses.

Capacity rationalization in the early 1990s created a supply/demand imbalance and today there is a high demand for behavioral services. As a result, we have seen stable pricing trends as well as steady inpatient average length of stay. Combined with increased admissions and occupancy trends there are clear, strong, underlying fundamentals in this business.

In addition, industry characteristics like minimal exposure to uncompensated care compares favorably to other areas as does the fact that the behavioral care business is less capital intensive.

On the regulatory front we expect a positive impact from the parity legislation passed by Congress in October of 2009. I think it’s clear that we have some key trends working in our favor. No doubt it’s a continuously evolving environment but we believe we are well positioned to effectively manage through any regulatory or economic climate.

So in broad brush what will the combined company look like? As I mentioned we will have increased scale with approximately $7 billion in combined 2009 revenues and approximately $1.1 billion in combined at 2009 EBITDA.

Looking at it from a facilities standpoint we will almost double our number of behavioral facilities, adding PSI’s 94 facilities in this space to our current 102 facilities in schools for a total of 196 facilities. Breaking it down a bit further we will have over 19,000 licensed behavioral beds with the addition of PSI’s 11,290 beds to our current 7,921. On the acute side we will maintain our 25 facilities that hold almost 5,500 beds. We will also add to our current president in 32 states as we gain operations in five additional states.

Just to take a quick look at the combination graphically you can see on the map that we will maintain a leading national presence with geographic diversity.

As I mentioned, this transaction is transformative for UHS repositioning us as the largest provider of behavioral healthcare services. With respect to combined pro forma revenues, approximately 45% would come from the behavioral business versus our approximate 27% currently. Nearly all of the remaining 55% of revenues would come from our acute care segment.

In terms of EBITDA the mix would be approximately 54% behavioral and 46% acute. The behavioral health business has historically been a higher-margin business which we think bodes well for our positioning and valuation.

A couple of final points on the financial side. As mentioned, the transaction has fully committed debt financing in the amount of $4.15 billion which will be provided by JPMorgan and Deutsche Bank. Looking at our pro forma capitalization we will have a total debt of $4.3 billion and a total debt-to-EBITDA ratio of 3.9 times. By the time we close we expect for the total debt-to-EBITDA ratio to be closer to 3.8 times.

While we are taking on significant leverage to complete the deal, we will still maintain a strong balance sheet and liquidity. Also, this business provides attractive cash flows and we intend to use the excess cash flow to reduce our leverage in the near term.

Let me wrap up this discussion with a mention of the EBITDA multiple paid for this acquisition. While the multiple is 8.8 times, with the synergies we expect to achieve this comes down meaningfully to 8.1 times. Also, I would point out that over the years we have looked at many assets in smaller portfolios at substantially higher prices. This transaction provided a unique opportunity to get a larger group of assets at a more attractive aggregate price.

So to conclude I think you can tell that both Alan and I are very excited about today’s news. This is a highly compelling transaction which strengthens our position in the broader healthcare services space. The acquisition of PSI gives us increased scale and expanded reach and importantly provides significant earnings accretion to UHS.

Also, as we look ahead we see substantial growth opportunities and bright future prospects in both of our operating segments, all of which positions us to deliver increased value to shareholders.

With that we are ready to take your questions. Operator, whenever you are ready.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Tom Gallucci.

Tom Gallucci - Lazard Capital Markets - Analyst

Good morning, guys. Thanks for all the color. Congrats on the deal. I guess two quick questions.

First, you mentioned in the prepared remarks there, Steve, some margin differential between the two companies and sort of a longer term I guess opportunity to close that. Can you talk about where you see some of the opportunities over and above just the initial cost synergy related targets?

And will you have to increase CapEx or invest any further dollars over and above maybe where psych had been investing in order to get those margins, to close the gap a bit over time?

Alan Miller - Universal Health Services, Inc. - Chairman & CEO

Sure, Tom. I think it’s going to be difficult over the course of this call to be real precise about those opportunities. As you can imagine, because of the competitive nature of the two companies and the relatively short time frame that we had to do due diligence, there was a limited amount of detailed information that we had available to us. But again as we noted in our comments there has been a historical gap in our operating margins.

We very much believe we operate in the same business so that there is not fundamentally a difference in our portfolio of assets. We have a very long tenured, experienced management team and I think our notion is simply that, ultimately, as Alan talked about bringing the PSI facilities into our umbrella or under our umbrella that we will be able over time to close that gap or at least we will have an opportunity to do that. Although, again, I don’t know that we can be terribly precise about exactly how and how quickly we can do that in today’s call.

Tom Gallucci - Lazard Capital Markets - Analyst

Okay, understood. My second question was just you are looking for a Q4 close. I guess we will see what the FTC may or may not say going forward. So is there anything in the deal that protects you in terms of the operations and how they may trend between now and the close of the deal in the case it could take a little longer to get closed?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

As I think we said in our remarks, we expect under the normal course to close in the fourth quarter of 2010. The deal and the merger agreement will be filed later today as part of an 8-K and contains all the normal interim deal protection that you would expect. But generally, as we described in our opening comments, this is a fundamentally sound business that we expect will remain that way throughout this interim period until close.

Tom Gallucci - Lazard Capital Markets - Analyst

Okay, thanks.

Operator

[Sachin Shah].

Sachin Shah - - Analyst

Hi, good morning. Just to clarify the closing time frame, you mentioned fourth quarter. Is there any kind of guideline (technical difficulty) fourth quarter you expect the deal to be completed?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I am sorry, I am not sure I heard the last part of your question.

Sachin Shah - - Analyst

When in the fourth quarter? Can you be a little bit more specific when you expect in the fourth quarter the deal to be completed?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, I think that the major variable from our perspective is regulatory approval mostly, FTC approval. As you can imagine, while we can reasonably project that time frame we certainly can’t be precise since it’s largely within the government’s hands how quickly that will move. But that is our best estimate is the fourth quarter.

Sachin Shah - - Analyst

Okay, so it seems like you are expecting a secondary request?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

No, I don’t mean to imply that. I think again our best guess at what will be required would leave us in the fourth quarter of 2010, but we are not about to predict on today’s call what the government’s exact regulatory review actions are going to be in this matter.

Sachin Shah - - Analyst

Okay. Now just getting back to valuation of the transaction, did you talk about -- I think in the first part of the call did you talk about how you arrived at the deal price?

And just kind of negotiations with the other parties there has been -- since the Company has announced strategic alternatives some months ago that there has been talk with other parties. So I just wanted to find out was this kind of a culmination of the whole process or was this kind of a best fit situation for shareholders as well as the Board to accept?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Obviously from our perspective this portfolio of assets, as both Alan and I commented on, is an extremely favorable strategic fit. In terms of process and other bidders, as you might imagine that process was not necessarily transparent to us. Those are questions better directed to PSI’s management.

Sachin Shah - - Analyst

Okay. All right, thank you very much. Have a good day.

Operator

Adam Feinstein.

Brendan Strong - Barclays Capital - Analyst

Good morning. It’s actually Brendan Strong calling in on Adam’s behalf this morning. First off, Alan and Steve, just a fantastic transaction so congratulations here.

I guess the first question would be how are you guys thinking about leverage at 3.8 times? Are you comfortable with that? Do you think you would want to do a secondary at some point? Do you think some asset sales might be in the mix there? Just curious how you are thinking about that.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Sure, Brendan. I think we made some introductory comments that obviously we are comfortable at this leverage level. As you well know, even though this is a significant increase in our leverage in the hospital space we are still well below most of our peers.

We do plan -- first of all, this combined business will generate a substantial amount of cash flow which will enable us to delever rather rapidly. Even though you mentioned a couple of other tools that we might use to delever even further, whether that is equity issuance or asset sales we have no plans for that in the immediate future, but again we certainly have those opportunities.

I would mention in particular that we have repurchased over the last five years about 34 million shares of our stock at an average price of $26. So if we chose to reissue shares at any point in the near future that would certainly be a very favorable financial transaction. But again that has not been contemplated in any of our modeling at the moment but those alternatives are available to us.

Brendan Strong - Barclays Capital - Analyst

Okay. And then clearly there is some overlap in some of your markets but it’s hard to gauge whether or not there is a lot of overlap or any particular market concentration. Are there any general statements you can say around that that you are not expecting there to be any real issues or maybe only a few divestitures if need be?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Brendan, when the question has been posed to us in the past in generally different context we have always said that really there are a limited number of markets in which we directly compete with PSI facilities. Additionally, in most, if not all, of those markets we believe there are multiple other competitors and generally a pretty vibrant competitive environment.

So I think we believe there are a limited number of markets that will ultimately come under the government’s review. Although as I said to a previous caller, we are not about to predict the government’s scope and intensity of regulatory review. We will do what we need to do to respond to the government and to close the transaction in the time frame that we indicated.

Brendan Strong - Barclays Capital - Analyst

Fantastic. Then just one last question, I would love to hear a little bit more color about how you came up with the $35 million to $40 million in synergies, what that represents. I am presuming that doesn’t represent any additional upside that you might see from improving margins at the Psychiatric Solutions assets over time.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Sure. I think as many of you who follow PSI probably are aware there is a substantial amount of salary and related equity compensation just in connection with the senior management team. The elimination of that represents probably 35% to 40% of the stated synergy savings that we have defined.

As I alluded to in a previous question, we believe that there are additional cost synergies available to us although we are not going to get in to that in any level of precision in this call. Then, again as we alluded to earlier, I think that there are other potential upsides as you allude to as we think about the gap in our margins and just the advantage that week get by bringing to bear the talent, the experience of our management team, our very long tenured management team to this extremely attractive portfolio of assets.

Alan Miller - Universal Health Services, Inc. - Chairman & CEO

Let me just add to that that we are familiar with some of the management at PSI. There are a number of very talented people there and we look forward to working with them as well.

Brendan Strong - Barclays Capital - Analyst

Fantastic. Thank you very much.

Operator

Christine Arnold.

Christine Arnold - Cowen & Co. - Analyst

You talked about the financing and the $4.1 billion I didn’t hear you talk about the terms of that financing. Can we assume that it’s on par with your existing outstanding debt for prior comment?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Christine, I think that -- a couple of points. One is we will file again as part of the 8-K our financing commitment letters, so for those folks who are interested there will be a little bit more color there.

I think you can also assume that we are talking about entirely bank debt financing. And that finally we have used in our accretion estimates an interest rate of just about 7% which was sort of the current rate that we would think about if we refinanced this transaction today.

Christine Arnold - Cowen & Co. - Analyst

Okay. Could you familiarize us with PSI’s free cash flow, just because I don’t follow the company and could use an education on that?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

We will get that for you, Christine. If you don’t have any other questions we will move on, otherwise I will answer any other questions you have. But we will get that before long.

Christine Arnold - Cowen & Co. - Analyst

That will do it. Thank you.

Operator

Whit Mayo.

Whit Mayo - Robert W. Baird - Analyst

Thanks. Maybe first question, considering this was a bit of an interesting process. Steve, can you comment as to what point you were invited into the deal? I am just kind of curious how much time you had to work through the due diligence.

This could be a silly question, but is there a go-shop here and is there a breakup fee?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

So, Whit, again as I would say to the person who previously asked about process, we can obviously only comment about our involvement in the process. As you know, a little more than a month ago PSI engaged Goldman Sachs to represent an independent committee of the board to explore their strategic alternatives. I think shortly thereafter we were invited into a process.

During that process we were allowed access to increasing levels of due diligence information but it was a rather compressed process time wise. And there was always information that, as I said before, there was some level of particularly detailed facility information that we never quite got to see in detail.

I don’t think it affected our overall analysis or valuation of the transaction but I think it does affect our ability to respond to some of some of these opportunity questions with great precision as we discuss them today. Tell me again, Whit, what --?

Whit Mayo - Robert W. Baird - Analyst

I just asked if there was a go-shop --

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, I am sorry. So, yes, there is a breakup fee; it’s about $71 million or $72 million. Again that will be obvious when you see, if you so choose to, to read in detail the merger agreement that will be filed with the 8-K later. And also if I could just take this opportunity, I think that the free cash flow just for PSI is a little over $200 million.

Whit Mayo - Robert W. Baird - Analyst

And maybe back to the capital structure just for a second. You commented on the interest rate but can you maybe get to the peak as to how you are thinking the structure will unfold, maybe the size of the revolver and how you are thinking about term debt? I would just like to get a sense for that may shake out.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Sure. I think the plan is for approximately $1.3 billion in revolver and term loan A financing and then the remainder of the financing would come from term loan B financing.

Whit Mayo - Robert W. Baird - Analyst

Okay, that is helpful. Wanted to hear your thoughts about PSI’s contract management business. How you are thinking that folds in or do you have any thoughts about perhaps monetizing that to focus on the core behavioral segment?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, Whit, I think it’s too early for us to give any definitive feedback about businesses that look particularly strong or that there may be concerns about. Again as I said in response to an earlier question, we have not modeled in any divestitures or assets sales in our accretion analysis or in our valuation. And I think we prefer as we go into our full-fledged integration plan to just learn as much as we can about these businesses before making those sorts of decisions.

Whit Mayo - Robert W. Baird - Analyst

And maybe just one last one. Maybe if you could, Steve, refresh us just on your divisional structure for behavioral, how that looks and what the structure may look like post deal. This clearly doubles Debra’s job so I just wanted to kind of think about how the support services will surround that.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I think to Debbie’s credit we have been building a management team during her tenure and during our 25-plus year involvement in the behavioral business we have been expanding our business. We have been anticipating that we would continue to expand our business. We didn’t necessarily know that this opportunity would come to us but we certainly believed we would continue to build the business.

And as a result I think that we have been recruiting and retaining talent in a way that allowed us to contemplate the continued expansion of our business. And so we are fairly comfortable. I think as Alan said as well, we know that there is a universe of talent on the PSI side that we now have access to and we are excited about that.

Again, we are making no commitments at the moment exactly how the divisional and regional structure will look moving forward. We will obviously build off the structure that we have in place but in terms of very specific decisions about personnel and structure, we will leave those again until the integration begins in earnest.

Christine Arnold - Cowen & Co. - Analyst

Thanks a lot. Best of luck

Operator

Gary Lieberman.

Gary Lieberman - Wells Fargo - Analyst

Thanks, good morning. Just in talking a little bit about the due diligence process can you maybe give us a little bit more detail in terms of, one, how much time? And then to the extent that you are able to examine individual assets on the PSI side if there was anything that gave you any pause considering the number of negative press items that have come out of the past couple of years on some of their facilities?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Sure. Again, Gary, I think that publicly the chronology has been pretty well known. I believe it was March 9 or 10 that PSI made the announcement that they were engaging Goldman Sachs so you have some sense of that is the full breadth of the process.

Again, we were invited in, provided some due diligence materials in sort of a first round, provided more in a second round, but it was a pretty compressed timeframe from our perspective. But certainly one in which we felt we had the opportunity to take and do a full analysis and evaluation at the appropriate macro level.

As Alan said, we are familiar with many of these assets. We frankly have bid on many of these assets previously. We have done due diligence on many of them previously, so in that sense I don’t feel like we were terribly limited.

As far as the fact that PSI has experienced some negative headlines with a number of facilities, we are very confident that we have a strong clinical group of talented clinical resources who will work with existing PSI clinical staff to ensure that at all of our facilities we are providing the utmost level of high-quality patient care. That has been our commitment as a behavioral company and it will be the commitment of the joint company as well.

And so we do not anticipate -- this is a difficult business with a lot of regulatory hurdles but we have done well and we believe that we will continue to do well in the future.

Gary Lieberman - Wells Fargo - Analyst

Okay, great. Thanks a lot.

Operator

Justin Lake.

Unidentified Participant

It is actually [Ken] for Justin. Just kind of wondering where you see the main risks are from an integration standpoint. And then kind of just following up on the last question on the regulatory issues, can you specifically talk to anything you might have uncovered from a staffing or quality perspective and whether or not there is anything you have built in to your modeling for that? Thanks.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Ken, I think the integration risk is a relatively easy one to describe in the sense that this is a very large acquisition, certainly larger than anything we have done before. But I think that both Alan and I have made comments along the lines of what we believe mitigates that risk, which is that this is a business that we know very well. These are assets that in many cases we know very well.

Frankly, some of the PSI personnel are folks that we know very well. And so we think that while it is extremely important that we not take our eye off the ball of our existing facilities as we go through this integration process, and we are very dedicated to that, we will work in a very disciplined way to create an organized, disciplined integration plan. And are very confident that we can do that in a thorough way that not only will mitigate the integration risk of the oncoming PSI facilities but will mitigate the risk that we -- anything slips through the cracks in our existing facilities.

So again if there would ever be a transaction of this size that we would be comfortable with this is it, in a business we know with a very experienced management team. This is the opportunity we have been working for for a long time.

Unidentified Participant

Okay, great. Thank you.

Operator

John Ransom.

John Ransom - Raymond James - Analyst

Let me just clarify a couple of things if I could. Steve, you have got some senior notes due 2016 trading at 7.125%. Will those stay in place or do you plan to refinance those on the transaction?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Our plan is that both of our notes, our 2011 and 2016, will stay in place.

John Ransom - Raymond James - Analyst

Okay, because -- okay, the 2011 so those will stay in place. Secondly, 7% -- I mean LIBOR is basically zero; 7%, what kind of underlying LIBOR rate are you assuming with that 7% rate?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

John, I may have missed the last part of what you said but let me just say that that 7% rate assumes that we will fix a substantial portion of our floating rate risk.

John Ransom - Raymond James - Analyst

Okay, got you. Thirdly, just to clarify, the $35 million to $45 million of synergies. PSI had about $17 million of stock option expense; does the $35 million to $45 million assume that? Is that inclusive of that essentially going to zero or would that be in addition to the $35 million or $45 million?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

No, it’s included in our $35 million to $45 million.

John Ransom - Raymond James - Analyst

Did you ever get a number on what their total corporate overhead was?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, I think we have a pretty reasonable estimate of total corporate overhead.

John Ransom - Raymond James - Analyst

Would you mind sharing that?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I think that is a public number. I think it’s out there in their 10-K at about $65 million or $66 million.

John Ransom - Raymond James - Analyst

And that includes the $17 million of stock option?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, it includes that equity-based expense.

John Ransom - Raymond James - Analyst

Okay, because I wasn’t sure. Is there any regional management consolidation that you can do and is that included in your $35 million to $45 million?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

We have not included any assumptions about reduction in regional management in that number.

John Ransom - Raymond James - Analyst

Okay, that is it. Thank you.

Operator

Cal (inaudible).

Unidentified Participant

Good morning and congratulations on the transaction. One follow-up to John’s question. With the Psychiatric Solutions notes they become callable I think it’s in July so before the transaction closes. Is your expectation that you will be calling those at the 103 7/8 price?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

In all honesty that is not a decision that we have made yet. I think our assumption is that when the transaction closes we would refinance all of the PSI debt, but I am not sure we can speak to what will happen before the transaction closes.

Unidentified Participant

Okay, great. Thank you.

Operator

[Stacy Berling].

Stacy Berling - - Analyst

Hi, I have a question about how many employees are involved in work at PSI and how many might lose their jobs in the transaction.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

You know, Stacy, I think as we said in our comments the most significant portion of the cost synergies come from the elimination of salaries and equity-based compensation of the senior management team. That represents about 35% to 40% of our cost savings synergy number.

Beyond that we have not identified specific salary or other expense cuts that make up the remainder of our number. I think as we have said a few times we will need to get into a bit more of the detail before committing to any of that.

Alan Miller - Universal Health Services, Inc. - Chairman & CEO

I just want to add one thing that traditionally senior management savings can be realized. But I want to state that there are some talented senior managers as well and we are hoping to strengthen our overall management with some or a good number of those people.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Let me just clarify to Alan’s comment, when I refer to senior management we are talking about the executive officers of the Company.

Stacy Berling - - Analyst

All right, thank you.

Operator

[Judy Delgado].

Judy Delgado - - Analyst

Thank you. Two questions. Gentlemen, I don’t know if you can comment on the outlook here. With weaker state economies do you think that the outlook for the Medicaid and other state government reimbursements are going to be significantly impacted?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

We have talked for some time really since the economic weakness in the overall economy began in late 2008 and identified state budget deficits and potential Medicaid cuts as probably the single biggest challenge or headwind to our behavioral business. I think that is probably an equally valid statement in talking about PSI’s business.

I don’t think the risk is terribly more exacerbated or increased by the combination of these companies. But we also view that as a relatively transient risk, that is once the economy begins to improve that risk will begin to mitigate.

Judy Delgado - - Analyst

Okay. Also just the companies have tried to discuss the antitrust implications, we are curious to know if the Company has gotten any assurances from the merger agreement that there are certain conditions that make the agreement somewhat strong for shareholders.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I have to apologize and say I am not sure what you are asking me.

Judy Delgado - - Analyst

Well, is there any cap on the divestments that the companies are willing to perform under the merger agreement? A dollar amount?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Sure, there are the normal -- and again the agreement will be filed this afternoon. There are the normal material adverse change sorts of clauses and I would say the normal deal protection that you would expect to see. But all that will be in the merger agreement that will be available later today.

Judy Delgado - - Analyst

Thank you.

Operator

[Lee Remaldo].

Lee Remaldo - - Analyst

Just a couple of clarifications. The commitment, the financing commitment is that for -- what is the total amount, $4 billion?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

$4.15 billion.

Lee Remaldo - - Analyst

Okay. And has UHS visited the rating agency?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

We have opened conversations with the rating agencies which will continue over the course of the next days and weeks as we discuss this transaction and work with them. Our debt ratings are still rather important to us and we will work closely with the rating agencies to show them our plans to delever. So we are looking forward to those conversations.

Lee Remaldo - - Analyst

So do you -- you have a commitment to investment grade or can you talk in general what is your comfort zone for leverage?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Well, not to be cute about it, but obviously we are comfortable with the leverage that we will take on but also our investment grade rating is important to us. I think that over the intermediate term we will present a plan to the ratings agencies that will show them what we believe is a comfortable plan to return to investment grade rating.

Lee Remaldo - - Analyst

Okay, thank you.

Operator

Shelly Gnall.

Shelly Gnall - Goldman Sachs - Analyst

Thanks very much. I guess I just have one question at this point back on the Medicaid issue. So obviously as you are increasing your exposure to the behavioral health business one thing that is different about behavioral than acute is the greater Medicaid mix. So can you just remind us how would you characterize Medicaid as a payer for behavioral health services? Are they a below cost payer like in the acute care side?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

It really varies. It varies by state, in many cases it varies by program. You should know that we and as I am sure PSI has as well, we know that they have -- we have tried to manage that risk. Meaning that over the course of the last couple of years I think we have focused more as they have on more acute behavioral acquisitions rather than residential which I think manages the business away from so much Medicaid exposure.

We have tried to convert where it’s possible and appropriate acute residential beds to acute care beds. And again where it has been appropriate for us to close programs that are dependent on a source, whether it’s Medicaid or Medicaid-like reimbursement that simply is uneconomical.

Again the bigger the scale of the business the less reliant it is on any one state or any one source of reimbursement that might become problematic. It also provides just a greater array of alternatives to manage the business towards the payers that are more favorable at the time. Although as I said, again, I think we view this Medicaid risk as somewhat transient in the sense that as the economy improves over the course of the next few years the Medicaid pressure should improve as well.

Shelly Gnall - Goldman Sachs - Analyst

Okay, understood. And then I guess if I could ask just one more, I guess I did have a question on mental health parity.

Steve, it sounds like you are a little bit more constructive on mental health parity than you have been previously. I think you have generally tried to characterize mental health parity as probably having a neutral effect on the business overall. But I think today we heard you say that it’s an important part of how you see favorable trends developing on the behavioral side.

So any change to your view? Am I correct in picking up a change in tone? Have you seen anything on plan benefit design to change your view there?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

No, I don’t think so, Shelley. I think that what we have said in the past and I would reiterate that today is that we certainly believe that both the impact of mental health parity -- and by the way, several years down the road I think we believe that the effect of healthcare reform will be to provide more favorable and more beneficial insurance to folks in this case seeking behavioral, inpatient behavioral care for the most part.

I think what we have consistently also said is that it’s very difficult for us to quantify that benefit. But I think our view has always been mental health parity is something that is a positive for the industry. We worked very hard legislatively to help achieve that along with many others, but always viewed it as positive just have said that it’s difficult to quantify.

Now both UHS and PSI have gotten off to a strong start in 2010. Some have attributed that potentially to the impact of mental health parity and again we say could be but it’s hard to say. But, no, we think that a lot of -- even though there is this Medicaid overhang that there are a lot of other regulatory impacts on the horizon for behavioral care that are quite positive. And they include both mental health parity and healthcare reform in a few years.

Shelly Gnall - Goldman Sachs - Analyst

I appreciate it. Thank you.

Operator

[Bill Cavaliere].

Bill Cavaliere - - Analyst

A couple of questions. You said the only approval you need is HSR. You don’t need any state approvals whatsoever?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

There may be some minimal state approvals but I don’t think it’s anything that we would view as material to the transaction.

Bill Cavaliere - - Analyst

Okay. Considering how accretive this is an all-cash transaction may make some of the PSI shareholders a little bit uncomfortable. Why all cash? Whose decision was that?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

That was our offer.

Bill Cavaliere - - Analyst

Okay. So you said this is our price, all cash. If you guys want UHS stock going forward, if you would like the company going forward go by our stock in the open market.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Not a conversation we ever had.

Bill Cavaliere - - Analyst

Thank you very much.

Operator

[Jay Camini].

Jay Camini - - Analyst

Good morning. Thanks for taking the question. Just wanted to go back to something you mentioned earlier on the ratings. You said you plan to present the plan to the agencies to show them your plan to return to investment grade. So do you think that upon financing this transaction, you will get cut to below investment grade?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Thanks for parsing my words. I shouldn’t have said that. I mean, I think that I probably should have framed it more as just showing the rating agencies that in a few years, we would sort of clearly and firmly be in investment-grade territory.

Jay Camini - - Analyst

Okay. Then on the credit facility, is that going to be a secured credit facility or unsecured?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Secured.

Jay Camini - - Analyst

It is going to be secured.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes.

Jay Camini - - Analyst

All $4.15 billion?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes.

Jay Camini - - Analyst

Okay. All right, thank you for clarifying.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

No problem.

Operator

Dave Peterson. Dave, your line is open.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I can’t hear him, so could we move on and come back?

Operator

John Rex.

John Rex - JPMorgan - Analyst

Just wanted to come back to the margin gap that exists between these companies. A little more on your perceptions on kind of whether there -- what the structural impediments, whether it’s a business mix or an asset class that creates some of that pediment. When we just think about the ability to close that gap over the years, appreciating you only had so much time to look at these things, but just a little more color there.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, John, again I don’t mean to be evasive but by definition I just don’t know that we have the requisite information to provide the color that you would like. I mean again I will make a couple of anecdotal sorts of comments.

On, let’s say, the supply side we know that because of our acute care business we have some leverage in pricing on supplies that Psychiatric Solutions would not have. Now I want to be clear I don’t think that is a huge needle mover but there is some amount of savings to be had there. There maybe similar items as well.

I just think that, frankly, over the years -- we have been in business for 25-plus years. We have developed a very, very nuanced disciplined operating model. Psych Solutions is a much younger company, much more sort of focused on rapid growth. I don’t know that they have had as many opportunities to really cement and organize and discipline their operating model in the same way that we have.

So our hope would be that it would really be just the introduction of that sort of discipline that would help close that gap as much as anything.

John Rex - JPMorgan - Analyst

Do you have any perceptions just on the asset quality base, UHS versus PSI, and kind of your initial takes on comparative asset quality? Facility quality is I guess what I am really looking at.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I understand; a portfolio of assets. As we said before, John, we have looked at and frankly bid on have been involved in bidding processes for many of these assets. Psych Solutions has been a formidable competitor of ours, particularly in the M&A landscape for many years, and they have outbid us for many of these assets.

I mean one of the really attractive opportunities of this transaction from our perspective is we are getting access to a portfolio of assets at a much cheaper price than we first saw them at. So we are excited about that.

But, look, in a portfolio of 220 assets there is always going to be some that you view as better than others and that is true in our own portfolio. But basically we think Psych Solutions has done a very admirable job of building a portfolio of assets that are very high quality. We are extremely excited to be able to acquire them at what we consider to be a very compelling price.

John Rex - JPMorgan - Analyst

Great, thank you.

Operator

[David Larson].

David Larson - - Analyst

Quick question. Can you guys comment on what your long-term plans may be, if any, for IT integration especially on the EMR side with respect to the behavioral health business?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, I think sort of the first part of the question is that -- and it’s just one that we would answer the same for any acquisition that we do. And that is over the longer term, particularly for a large transaction like this, our goal is to fully integrate the acquired facilities into our information technology and that would certainly be the case in this transaction.

From an EMR perspective we have just on the UHS side started that process. We are doing some sort of data experiments with software in a few of our facilities. Our understanding is that PSI has not really even began that process.

So that is a longer-term process and we are certainly not -- we don’t have a path that we are committed to at the moment but it’s definitely something that we are continuing to explore.

David Larson - - Analyst

Okay, great. And then just one quick question. There is a bill out there, the Health Information Technology Extension for Behavioral Health Services Act, which would expand the High Tech Act to include acute psych facilities. Do you guys have any update on that? What do you think the odds are of that passing?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I will have to plead a certain amount of ignorance to say I am aware of the fact that that has been talked about but no real handicapping sort of estimate on my mind about the likelihood. We are hopeful that that would be passed. That would be great; give us the same opportunities that we have on the acute side. But I am just not close enough to the political situation to really provide a meaningfully accurate handicapping percentage or anything like that.

David Larson - - Analyst

Thank you very much.

Operator

[Sachin Shah].

Sachin Shah - - Analyst

Thanks for taking my call today again. Just wanted to find out if there was any EBITDA condition as far as the financing is concerned?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I am not sure I understand the question.

Sachin Shah - - Analyst

So the financing, I am sure that there was conditions. Is there an EBITDA condition as far as how much cash flow that piece needs to generate or that you have with the banks?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I don’t have that level of detail in front of me but again --

Sachin Shah - - Analyst

Okay.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Thank you.

Sachin Shah - - Analyst

Just one last question. As far as [PSI’s] assets, a majority of their facilities are owned. Is there any kind of strategy as far as monetizing those assets, selling those assets, or leasing those assets?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I think that historically we have said over the years that for the most part sale leaseback type of financing is rather expensive from our perspective and that there are far more efficient and effective forms of financing for us. So the answer is we have no immediate plans to pursue that.

Sachin Shah - - Analyst

Okay. Just one final question. As far as kind of regulatory or healthcare related mentioning on the call is there anything that would cause this transaction [aback] or do you kind of foresee any kind of healthcare legislation that would cause this deal to not go through?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

There is nothing currently on the horizon that I think even remotely falls into that category.

Sachin Shah - - Analyst

Great. Thank you very much. Have a great day.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

We are.

Operator

John Ransom.

John Ransom - Raymond James - Analyst

I had a couple other little ones. Steve, do you think you will have to write these assets up or do you think the differential between the book valuable and what you are paying will all go into goodwill?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Too premature to answer that question, John. We will have to go through some sort of appraisal process, etc. As you can imagine, that kind of thought process has been secondary to the business points that we have been exploring in the last few weeks.

John Ransom - Raymond James - Analyst

Okay. And then secondly, if you look at the mix of the business on a pro forma basis could you give us a rough idea of the acute mix versus the RTC mix maybe on a revenue basis?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

I am not sure I have that in front of me, John. I think, and this is probably what you are alluding to, I think that UHS had a little bit higher emphasis on acute versus residential. We were probably about two-thirds, one-third pre-transaction. I think Psych Solutions was probably a bit closer to like a 55/45 breakout.

John Ransom - Raymond James - Analyst

You are talking about on a bed, right? Not on a revenue basis?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes, residential to acute. So I at least don’t have it in front of me what the breakout would be going forward, but I think they were a bit more skewed to residential only because over the years they had done some larger residential, all residential transactions.

John Ransom - Raymond James - Analyst

But on a revenue basis would it be safe to say you are at least 75%, 80% acute kind of pro forma? Because I know the beds are 55%/45% but those RTC revenue per day would be lower than the acute side?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Again, I don’t have it in front of me, John, but I would guess the number would be sort of in the 70% to 75% range. 80% seems a little high.

John Ransom - Raymond James - Analyst

Okay. Thank you.

Operator

[Judy Delgado].

Judy Delgado - - Analyst

Yes, our questions have been answered. Thank you.

Operator

[Jay Camini].

Jay Camini - - Analyst

Thanks for taking the follow-up. Upon encouraging the secured indebtedness do you think your existing unsecured bonds will also be secured?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Probably.

Jay Camini - - Analyst

Okay. That is due to the 10% limitation on secured indebtedness?

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Yes.

Jay Camini - - Analyst

Okay. Thanks for the clarification.

Operator

(Operator Instructions) [Chris Fallwell].

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Can we move on?

Operator

And there are no questions at this time.

Steve Filton - Universal Health Services, Inc. - SVP & CFO

Okay, we want to thank everybody for joining us today. We look forward to continuing our dialogue with you as we move forward to complete this acquisition and realize the tremendous benefits we think it holds for all of our shareholders. Thanks again and we look forward to talking with everyone soon.

Operator

This concludes today’s conference call. You may now disconnect.

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